Exhibit 99.2

AFFILIATE SUBORDINATION AGREEMENT dated as of March 24, 2009 between American International Group, Inc. (the “Company”) and American General Finance Corporation  (the “Subordinated Lender”).

Section 1.  Agreement to Subordinate. All of the Company’s current and future obligations to the Subordinated Lender (the “Subordinated Obligations”) under any agreement pursuant to which Subordinated Lender  loans or advances money to the Company (each a “Subordinated Agreement”) are subordinated in right of payment, to the extent and in the manner provided in this Agreement, to the prior payment of all Senior Debt.  “Senior Debt” means the Obligations (as defined in the Credit Agreement dated as of September 22, 2008 (as in effect from time to time, the “Credit Agreement”) between American International Group, Inc. and the Federal Reserve Bank of New York, as Lender  (in such capacity, together with any other holder from time to time of the Senior Debt, the “Senior Lender”),  The subordination provisions of this Agreement are for the benefit of and enforceable by the Senior Lender or its designated representatives.

Section 2.  Liquidation, Dissolution, Bankruptcy.  Upon any payment or distribution of the assets of the Company to creditors upon a total or partial liquidation or a total or partial dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property:

(1)

the Senior Lender is entitled to receive payment in full in cash of all Senior Debt, including all interest accrued or accruing on the Senior Debt after the commencement of any bankruptcy, insolvency or reorganization or similar case or proceeding at the contract rate (including, without limitation, any contract rate applicable upon default) specified in the Credit Agreement, whether or not the claim for the interest is allowed or allowable as a claim in the case or proceeding with respect to the Senior Debt (only such payment constituting “payment in full”) before the Subordinated Lender will be entitled to receive any payment of principal of or interest on the Subordinated Obligations; and

(2)

until the Senior Debt is paid in full, any payment or distribution to which the Subordinated Lender would be entitled but for these subordination provisions shall instead be made to the Senior Lender as its interests may appear.

Section 3.  Default on Senior Debt.  Except with the written consent of, or upon demand by, the Senior Lender, the Company shall not pay any Subordinated Obligations and the Subordinated Lender shall not take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Obligations if, at the time, (i) the maturity of some or all of the Senior Debt shall have been accelerated or (ii) any Default (as defined under the Credit Agreement) has occurred or is continuing and (in the case of this clause (ii)) the Senior Lender shall have given notice to the Borrower prohibiting such payment.

Section 4.  When Distribution Must Be Paid Over.  If a payment or other distribution is made to the Subordinated Lender that because of these subordination provisions should not have been made to it, the Subordinated Lender shall hold it in trust for the Senior Lender and pay it over to the Senior Lender as its interests may appear.

Section 5.  Subrogation.  A distribution made under these subordination provisions to the Senior Lender which otherwise would have been made to the Subordinated Lender is not, as between the Company and the Subordinated Lender, a payment by the Company on the Senior Debt.  After all Senior Debt is paid in full and until the Subordinated Obligations are paid in full, the Subordinated Lender will be subrogated to the rights of the Senior Lender to receive payments in respect of the Senior Debt.

Section 6.  Relative Rights; Subordination Not to Prevent Events of Default or Limit Right to Accelerate.  These subordination provisions define the relative rights of the Subordinated Lender and the Senior Lender and do not impair, as between the Company and the Subordinated Lender, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Subordinated Obligations in accordance with their terms; provided that so long as any Default (as defined in the Credit Agreement) has occurred and is continuing, the Subordinated Lender shall not be entitled to, and waives its right to, accelerate the maturity of the Subordinated Obligations upon an Event of Default under any Subordinated Agreement or exercise any remedies upon an Event of Default under any Subordinated Agreement.  The failure to make a payment on the Subordinated Obligations by reason of these subordination provisions does not prevent the occurrence of a Default under any Subordinated Agreement.

Section 7. Subordinated Lender Entitled to Rely.  For the purpose of ascertaining the outstanding amount of the Senior Debt, the Senior Lender, and all other information relevant to making any payment or distribution to the Senior Lender pursuant hereto, the Subordinated Lender is entitled to rely upon an order or decree of a court or competent jurisdiction in which any proceedings of the nature referred to in Section 2 above are pending, a certificate of the liquidating trustee or other person making a payment or distribution to the Subordinated Lender, or information provided by the Senior Lender or the Lender.

Section 8. Subordination May Not Be Impaired By Company.  No right of the Senior Lender to enforce the subordination of the Subordinated Obligations will be impaired by any act or failure to act by the Company or by its failure to comply with the provisions hereunder.

Section 9.  Reliance by Senior Lender on Subordination Provisions; No Waiver.  (a) The Subordinated Lender acknowledges and agrees that these subordination provisions are, and are intended to be, an inducement and a consideration to the Senior Lender, whether the Senior Debt was created or acquired before or after the incurrence of the Subordinated Obligations, to acquire or to hold the Senior Debt, and the Senior Lender will be deemed conclusively to have relied on these subordination provisions in acquiring and holding such Senior Debt.

(b)

The Senior Lender may, at any time and from time to time, without the consent of or notice to the Subordinated Lender, without incurring any liability or responsibility to the Subordinated Lender, and without impairing the rights of the Senior Lender under these subordination provisions, do any of the following:

(1)

change the manner, place or terms of payment or extend the time of payment of, or renew or alter, the Senior Debt or any instrument evidencing the same or any agreement under which the Senior Debt is outstanding or secured;

(2)

sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing the Senior Debt;

(3)

release any person liable in any manner for the payment of the Senior Debt; or

(4)

exercise or refrain from exercising any rights against the Company and any other person.

Section 10.  Choice of Law.  This Agreement shall be governed by the laws of Indiana.

Section 11.  Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date above written.

AMERICAN INTERNATIONAL GROUP, INC.
By:	/s/ Robert A. Gender
	Name:	Robert A. Gender
	Title:	Vice President and Treasurer

AMERICAN GENERAL FINANCE CORPORATION
By:	/s/ Donald R. Breivogel, Jr.
	Name:	Donald R. Breivogel, Jr.
	Title:	Senior Vice President and Chief Financial Officer

[SIGNATURE PAGE TO AFFILIATE SUBORDINATION AGREEMENT]

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